Exhibit 10.34

GUARANTEE

This GUARANTEE is dated July 9, 2003 by Schering-Plough Corporation, a New Jersey corporation (“Guarantor”) in favor of Pharmacopeia, Inc., a Delaware corporation (“Beneficiary”).

WHEREAS, Schering Corporation, a New Jersey corporation (“Schering”) and Beneficiary have entered into a Collaboration and License Agreement (the “Schering Agreement”) dated as of July 9, 2003;

WHEREAS, Schering-Plough Ltd., a Swiss corporation (“Ltd.”) and Beneficiary have entered into a Collaboration and License Agreement (the “Ltd. Agreement”) dated as of July 9, 2003 (Schering and Ltd. are collectively referred to as the “Subsidiaries”) (the Schering Agreement and the Ltd. Agreement are collectively referred to as the “Agreements”);

WHEREAS, Guarantor is the parent company of the Subsidiaries; and

WHEREAS, to induce Beneficiary to enter into the Agreements, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Guarantor has agreed to guarantee the Guaranteed Obligations (as hereinafter defined) on the terms set forth herein.

NOW THEREFORE, the parties hereto agree, effective as of the Effective Date of the Agreements, as follows:

Section 1. Guarantee. Subject to the terms and conditions set forth below, Guarantor hereby irrevocably and unconditionally guarantees the performance of all obligations of the Subsidiaries under the Agreements and promises to pay in full any amounts, including any arbitration awards, which become due by either or both of the Subsidiaries to Beneficiary under the Agreements, except to the extent previously paid by the Subsidiaries (such obligations being herein collectively called the “Guaranteed Obligations” or “Guaranteed Payments”). Guarantor’s obligation to make Guaranteed Payments may be satisfied by direct payment of the required amounts to Beneficiary or by causing a Subsidiary to pay such amounts to Beneficiary.

1.1           Waiver of Certain Rights. Guarantor hereby waives, to the fullest extent permitted by law, notice of acceptance of this Guarantee and of any liability to which it applies or may apply, presentment, demand for payment, protest, notice of nonpayment, notice of dishonor, notice of redemption and all other notices and demands.

1.2           Continuing Guarantee. The guarantee in this Section 1 is a continuing guarantee, and shall apply to all Guaranteed Obligations whenever arising.

1.3           Adequate Information. Guarantor acknowledges and confirms that Guarantor itself has established its own adequate means of obtaining from its Subsidiaries on a continuing basis all information desired by Guarantor concerning the financial condition of the Subsidiaries and their performance under the Agreements and that Guarantor will look to the Subsidiaries and not to Beneficiary in order for Guarantor to keep adequately informed of changes in the Subsidiaries’ financial condition or performance under the Agreements.

1.4           Proceeding Directly Against Guarantor. This Guarantee is a guarantee of payment and not of collection. Beneficiary may enforce this Guarantee directly against Guarantor, and Guarantor waives any right or remedy to require that any action be brought against the Subsidiaries or any other person or entity before proceeding against Guarantor. All waivers herein contained shall be without prejudice to the right of Beneficiary, at its option, to proceed against the Subsidiaries, whether by separate action or by joinder. Guarantor agrees that this Guarantee shall not be discharged except by payment of the Guarantee Payments in full (to the extent not previously paid by the Subsidiaries) and by complete performance of all Guaranteed Obligations under this Guarantee.

1.5           Independent Obligations. Guarantor acknowledges that its obligations hereunder are independent of the obligations of the Subsidiaries with respect to the Agreements and that Guarantor shall be liable as principal and sole debtor under this Guarantee to make Guarantee Payments in full pursuant to the terms of this Guarantee.

1.6           Amendment of Agreements Not Require Guarantor Consent. Any amendment, modification or alteration of, or waiver by the Subsidiaries with respect to the terms of the Agreements shall be effective without requiring any consent on the part of the Guarantor.

Section 2.               Representations and Warranties. Guarantor represents and warrants to Beneficiary that (a) Guarantor is a corporation, duly organized, validly organized and in good standing under the laws of the State of New Jersey, (b) Guarantor has all requisite power and authority to enter into and perform this Guarantee and all corporate action on the part of Guarantor necessary for the execution and performance of this Guarantee has been taken, (c) this Guarantee is the legal and binding obligation of Guarantor, enforceable in accordance with its terms, except where such enforceability may be limited by bankruptcy, insolvency, or other laws of general application relating to or affecting the enforcement of creditors’ rights generally, and (d) Guarantor’s execution, delivery and performance of this Guarantee will not violate or conflict with any laws, regulations or agreements binding upon Guarantor or to which Guarantor is otherwise subject or is a party.

Section 3.               Miscellaneous.

3.1           Governing Law. This Guarantee shall be governed by, and construed in accordance with, the laws of the State of New Jersey.

3.2           Successors and Assigns. This Guarantee may not be assigned or transferred by Guarantor without the express written consent of Beneficiary. This Guarantee shall be binding upon Guarantor, its permitted successors and assigns, and shall inure to the benefit of and be enforceable by Beneficiary and its successors, transferees and assigns.

3.3.          Attorneys’ Fees. If Beneficiary commences any action or proceeding against Guarantor to enforce this Guarantee, the prevailing party in such action or proceeding shall be entitled to recover from the other party the reasonable attorneys’ fees and other costs and expenses incurred by that prevailing party in connection with such action or proceeding and in connection with enforcing any judgment, award or order thereby obtained.

3.4           Miscellaneous. This Guarantee, together with the Agreements, constitutes the entire agreement of Guarantor with respect to the matters set forth herein. The rights and remedies herein provided are cumulative and not exclusive of any remedies provided by law or any other agreement, and this Guarantee shall be in addition to any other guarantee of or collateral security provided by the Subsidiaries or any other person or entity for any of the Guaranteed Obligations. The invalidity or unenforceability of any one or more sections of this Guarantee shall not affect the validity or enforceability of its remaining provisions. Captions are for ease of reference only and shall not affect the meaning of the relevant provisions. The meanings of all defined terms used in this Guarantee shall be equally applicable to the singular and plural forms of the terms defined.

3.5           Termination. This Guarantee shall terminate automatically upon the termination of both the Ltd. Agreement and the Schering Agreement.

IN WITNESS WHEREOF, the undersigned does hereby execute this Guarantee as of the date first set above.

“GUARANTOR”

By:	/s/ David A. Nichols

Name:	David A. Nichols

Title:	Senior Vice President — Taxes

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